ANNEX NO 2 TO THE SUPPLEMENTARY AGREEMENT

On this 30 - th day of October 1996,

TVN Sp. z o.o. with its seat in Warsaw, hereinafter referred to as "TVN", represented by Mariusz Walter - the President of the Management Board and Ryszard Knauff - the member of the Management Board,

and

Przedsiebiorstwo Realizacji i Koordynacji Budownictwa "REALBUD" Sp. z o.o. with its seat in Cracow, hereinafter referred to as "REALBUD", represented by the President of the Management Board Ryszard Sciborowski,

agreed this annex amending the agreement executed between the Parties hereto as of September 4, 1996 (hereinafter referred to as "the Supplementary Agreement"), concerning specification of provisions of the agreement concerning establishment of capital co - operation in respect to Telewizja Wisla Sp. z o.o. (hereinafter referred to as "Wisla"), as amended by the annex dated September 19, 1996.

                                    Article 1

1. Not later than by November 12, 1996, TVN shall transfer to the bank account of REALBUD in Bank Rozwoju Eksportu S.A. the amount being PLN equivalent of 2,500,000 USD (two millions five hundred thousand dollars), calculated in accordance with the "fixing" rate published by the National Bank of Poland ("the Rate") on the date of transfer performance, as an advance payment for the purchase of shares in the share capital of Wisla, mentioned in art. 3 item 1 of the Supplementary Agreement (hereinafter referred to as "the Shares"), from REALBUD.

2. In case of purchase performed by TVN, as well as by an entity indicated by TVN as empowered to demand execution of the share sale agreement, the amount of advance payment mentioned in item 1 shall constitute the part of the purchase price for the Shares. The share sale agreement shall be executed not later than by December 20, 1996.

                                    Article 2

1. REALBUD is obligated, immediately after obtainment of advance payment specified in art. 1 item 1, to:

      1) vote for increase of the share capital of Telewizja Wisla Sp. z o.o. (hereinafter referred to as "Wisla") for the amount being at least PLN equivalent of 2,000,000


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            USD (two million dollars), calculated in accordance with the Rate, and acquire against cash payment shares in increased share capital in the amount being PLN equivalent of 500,000 USD (five hundred thousand dollars), subject to acquisition of shares in increased share capital of Wisla in the amount being PLN equivalent of 1,500,000 USD (one million five hundred thousand dollars) by TVN or entities indicated by TVN, and

      2) lift the pledge established to the benefit of Bank Wsp--lpracy Regionalnej on 40,000 shares of REALBUD in the share capital of Wisla, and establish the pledge on such shares to the benefit of TVN.

2. The Parties hereto are obligated to agree with the bank (banks) being Wisla's creditors, by November 30, 1996, TVN's assumption from REALBUD of part of guarantees for credits taken by Wisla, so the proportion of the amounts of credits guaranteed by TVN reflects the respective shareholdings of TVN (including entities indicated by TVN as empowered to purchase the Shares) and REALBUD in the share capital of Wisla.

3. In case of non - fulfillment of any of the obligations specified in item 1 by REALBUD, not later than by December 13, 1996, with reservation of condition mentioned in paragraph 2, REALBUD shall be obligated to pay to the benefit of TVN contractual penalty in the amount being PLN equivalent of 450,000 USD (four hundred fifty thousand dollars), which contractual penalty shall constitute the part of the purchase price for the Shares.

                                    Article 3

      The remaining provisions of the Supplementary Agreement are not subject to amendment.

                                    Article 4

      This annex was executed in two copies, one for each party.


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REALBUD Sp. z o.o.                                    TVN Sp. z o.o.


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